Exhibit 99.1

Puradyn Announces 2nd Quarter Financial Results

Boynton Beach, FL – [August 14, 2009] - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the second fiscal quarter ended June 30, 2009.

Net sales the three months ending June 30, 2009 decreased approximately 8%, or $63,000, to approximately $729,000, from approximately $792,000 for the three months ending June 30, 2008. Net sales year-to-date for the six month period decreased by 34% or $527,000, from approximately $1.55 million in 2008 to approximately $1.03 million in 2009. This decrease is due entirely from the decline in sales from a single international customer in the Far East, which has been significantly affected by the global economy

Cost of products sold decreased by approximately $24,000, or 4%, in the three-months ending June 30, 2009 as compared to the same time period in 2008; and by approximately $289,000, or 23%, from $1.27 million in 2008 for the six-months ended June 30 to approximately $978,000 in 2009. Cost of products sold, as a percentage of sales, increased from approximately 81% for the six months ended June 30, 2008 to approximately 95% for the same period in 2009. This increase is attributable to a considerable decrease in sales during the first quarter of 2009 and allocation of fixed and variable factory costs over fewer sales.

The Company reported a net loss of $451,000 or ($0.01) per share, basic and diluted, for the quarter ended June 30, 2009, compared to a net loss of $399,000 or ($0.01) per share, basic and diluted, for same period in 2008. Basic and diluted weighted average shares used in the calculation for the three-months ended 2009 and 2008 were 38,764,732 and 32,447,852, respectively.

Kevin G. Kroger, President and COO, said, “Despite business being severely impacted by the difficult economic conditions in the marketplace as a number of our customers postponed ordering to conserve capital outlay, we have been able to make progress in our targeted markets. We are seeing signs of a cautious recovery and overall activity, and inquiries about our product are increasing.

“In May we began a program with a major oil drilling service company to outfit puraDYN® systems on engines operating on oil drilling platforms. The initial round of orders for the international retrofit has been shipped and upon completion of the installation of these systems we will begin phase two, which will include their larger engines. Our puraDYN® system is an advantage to this customer as we provide a compact package that can handle engine oil sump capacities in excess of 100 gallons; to our knowledge we are the only bypass filtration system that can do so.

“Additional orders have been received from The Avis Budget Group which, in 2008 announced that it was upgrading airport shuttle buses with the puraDYN® system, the first in the car rental industry to use oil filtration technology on its fleet of heavy duty buses. A strong message from the world’s most visible consumer services company of commitment to reducing its carbon footprint.

“We have also received another order for systems specified on M915 and M916 Freightliner trucks used in foreign military service for foreign military sales. This is a continuing repeat order that began in 2006.”

Kroger continued, “Over the last three weeks we received $700,000 for the sale of 2,115,752 shares of common stock purchased at an average price of $0.33. Additionally, in connection with the issuance of the sale of common stock, the Company has issued warrants to purchase a total of 211,575 shares of common stock, exercisable at a price of $0.50 per share over a term of five years. Net proceeds will be used for general working capital, marketing, and expansion of business.”

Kroger concluded, “Although we expect the balance of 2009 to remain difficult with respect to the economy, we remain committed and focused to grow our business through continuing efforts in our target markets and in keeping costs down. We have already seen signs of improvement and we will capitalize on those market opportunities.

“We provide a safe, practical and dependable alternative for companies looking for solutions to the challenges of complying with upcoming energy and oil conservation considerations. The puraDYN® system offers a unique solution in that our technology conserves oil while providing efficiency and significant cost savings.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s quarterly report on Form 10-Q at 561 547 9499, or go to the Investor Relations section of the Company’s website at www.puradyn.com. A copy is also available at the SEC website, www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry. puraDYN® equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2009 and 2008

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$729,131	$791,781	$1,027,912	$1,555,206
Costs and expenses:
Cost of products sold	617,447	641,537	977,937	1,266,866
Salaries and wages	243,347	250,877	483,016	506,930
Selling and administrative	101,129	221,279	443,758	483,678
	961,923	1,113,693	1,904,711	2,257,474
Loss from operations	(232,792)	(321,912)	(876,799)	(702,268)

Other income (expense):
Interest income	(176,071)	595	(175,894)	1,329
Interest expense	(42,115)	(77,323)	(80,705)	(168,176)
Total other expense, net	(218,186)	(76,728)	(256,599)	(166,847)

Loss before income taxes	(450,978)	(398,640)	(1,133,398)	(869,115)
Income tax expense	—	—	—	—
Net loss	$(450,978)	$(398,640)	$(1,133,398)	$(869,115)

Basic and diluted loss per common share	$(.01)	$(.01)	$(.03)	$(.03)

Weighted average common shares outstanding (basic and diluted)	38,764,732	32,447,852	38,010,025	31,250,226

See accompanying notes to condensed consolidated financial statements included in the Company’s 10-QSB

CONTACT:

Kathryn Morris Director Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com	Emerging Markets, LLC Investor Relations: Jim Painter III 321-206-6682 jamespainter@emergingmarketsllc.com www.emergingmarketsllc.com www.themicrocapreport.com

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